Filed Pursuant to
                                                                  Rule 424(b)(3)
                                                      Registration No. 333-37403

                                 [Synovus Logo]
               SUPPLEMENT DATED SEPTEMBER 30, 2002 TO PROSPECTUS
                           DATED OCTOBER 23, 1997 FOR
                        THE SYNOVUS DIVIDEND REINVESTMENT
                         AND DIRECT STOCK PURCHASE PLAN

Dear Plan Participant:

Effective September 30, 2002, the Prospectus describing the Synovus Dividend Reinvestment and Direct Stock Purchase Plan will be updated. This Supplement provides a brief summary of the changes to the Plan. As a current participant in the Plan, it is not necessary for you to take any action.

The following changes are being made to the Plan Prospectus:

* The name of the Administrator of the Plan has changed. Synovus has designated Mellon Bank, N.A. to administer the Plan and act as Agent for the participants. Mellon Bank, N.A. has designated its affiliates, Mellon Investor Services LLC and FutureShare Financial LLC, and other agents to perform certain services for the Plan.

* You can enroll in the Plan online over the Internet. Once enrolled in the Plan, you can utilize Investor ServiceDirect to verify your account balance, change your dividend election, conduct purchase or sale transactions or request a statement at any time by logging onto www.melloninvestor.com.

* The fees for the services listed below have been changed to the amounts listed below.

ENROLLMENT FEE FOR NEW INVESTORS................$15.00 per account enrollment
PURCHASE OF SHARES.................................Trading fee $.06 per share
SALE OF SHARES (partial or full):
  Transaction Fee................................ $15.00 per sale transaction
  Trading Fee..................................................$.12 per share
OPTIONAL CASH INVESTMENTS:
  Via Individual Electronic Investment...................$1.00 per investment
  Trading Fee..................................................$.06 per share
RETURNED CHECKS OR REJECTED
  AUTOMATIC DEDUCTIONS..........................$35.00 per check or deduction
DUPLICATE STATEMENTS:
  Prior year(s)...................................$20.00 flat fee per request

* For persons who are currently Synovus shareholders, you can enroll in the Plan with as little as one share.

* Persons holding less than 100 shares of Synovus stock will be automatically enrolled in the Plan and have all cash dividends reinvested in additional shares of Synovus stock unless you affirmatively elect to receive cash dividends.

Please keep this Supplement with your copy of the Prospectus describing the Plan that you previously received. If you would like to receive the new, updated version of the Prospectus, or if you have any questions about the Plan, please call Synovus Shareholder Services at 1-800-503-8903.

Thank you for your continued investment in Synovus.

Synovus Shareholder Services

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